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                                                                  Exhibit 99.1

                                                              January 28, 2005


             MYMETICS ANNOUNCES THAT PROFESSOR STANLEY PLOTKIN, MD,
                RENOWNED VACCINOLOGIST, HAS JOINED THE COMPANY'S
                               BOARD OF DIRECTORS


NYON, Switzerland, Jan. 28 /PRNewswire-FirstCall/ -- Mymetics Corporation (OTC:MYMX) (BULLETIN BOARD: MYMX) announced today that the Company has elected to its Board of Directors Dr. Stanley A. Plotkin, a renowned expert in virology who has developed many vaccines, including the Rubella vaccine which is now exclusively used in the United States and throughout the world. The election of Dr. Plotkin to Mymetics' Board increases the number of directors to five and the number of independent directors to two.

Mymetics' Chief Executive Officer, Christian J.-F. Rochet, and the Company's Chief Scientific Officer, Dr. Sylvain Fleury, commented in a joint statement, "Dr. Plotkin is one of the world's great leaders in vaccine development. We believe that he will be an invaluable asset to Mymetics as we go forward. We are extraordinarily proud that he has taken such a strong interest in the company's groundbreaking approach to HIV infection and hope to work closely with Dr. Plotkin as we further progress our lead program in developing an HIV vaccine."

Dr. Plotkin commented that "In my view, broad spectrum neutralizing antibodies will be necessary for a highly efficacious HIV vaccine, and I am interested in Mymetics' approach, as it may provide us with a method to induce those antibodies".

During the 40-year span of his career in the field of vaccinology, Stanley A. Plotkin, M.D. developed the rubella vaccine now in use and worked extensively on a range of other vaccines, including those addressing polio, rabies, varicella and cytomegalovirus. Dr. Plotkin is Professor Emeritus of virology at The Wistar Institute, an independent nonprofit biomedical research institute located on the campus of the University of Pennsylvania, and Professor Emeritus of Pediatrics at the University of Pennsylvania.

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Since 1997, he is also medical and scientific advisor to the Chief Executive
Officer of Aventis Pasteur, world leader in preventive vaccines, following a seven-year tenure (1990-1997) as medical and scientific director at Pasteur Merieux Connaught (former name of Aventis Pasteur).

Dr. Plotkin was a member of Wistar's active research faculty from 1960 to 1991, during which time he developed the current Rubella vaccine, RA27/3 strain. He was also professor of pediatrics and microbiology at the University of Pennsylvania. Dr. Plotkin served concurrently as director of infectious disease and senior physician at the Children's Hospital of Philadelphia. For two years, he was associate chairman of the Department of Pediatrics at the University of Pennsylvania.

Over the course of his career, Dr. Plotkin has also served as senior assistant surgeon with the Epidemic Intelligence Service, U.S. Public Health Service, and director of the Division of Infectious Diseases at Children's Hospital of Philadelphia. In 1957, he investigated the last known outbreak of inhalation anthrax in the U.S. prior to the events of 2001, and helped demonstrate the efficacy of the current anthrax vaccine.

More than 600 of Dr. Plotkin's articles have been published and he has edited several books including Vaccines, now the standard textbook in the field. He was chairman of the Infectious Diseases Committee and the AIDS Task Force of the American Academy of Pediatrics, liaison member of the Advisory Committee on Immunization Practices, and chairman of the Microbiology and Infectious Diseases Research Committee of the National Institutes of Health.

Dr. Plotkin's contributions have been recognized with numerous awards during his career, including the Sabin Foundation Medal (2002); the French Legion of Honor Medal (1998); the Clinical Virology Award, Pan American Group for Rapid Viral Diagnosis (1995); the Distinguished Physician Award, Pediatric Infectious Disease Society (1993); the Bruce Medal of the American College of Physicians
(1987); and the Bristol Award of the Infectious Diseases Society of America in 2004.

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Mymetics' HIV Vaccine Program
In 2003, Mymetics created its first-generation trimeric gp41 HIV vaccine candidate. The Company is now developing next-generation vaccines that contain a more complete sequence of the wild-type gp41, including key neutralizing epitopes. A primary objective in the Company's vaccine design program is to impair the molecular mimicry between gp41 and the IL-2 cytokine (Interleukin-2) of the infected host. Mymetics' researchers discovered this mimicry in 1997 and believe that it is a major reason underlying the shutting down of the immune system seen in patients with HIV and AIDS.

Mymetics Corporation is a biotechnology company focused on the development of human vaccines and therapies in the field of retroviral and viral autoimmune diseases, including HIV-1 infection. The Company's key discovery is a fundamental though subtle three-dimensional mimicry between the viral envelope glycoprotein gp41 of HIV-1 and the IL-2 cytokine (Interleukin-2) of the infected host. Based on this understanding of molecular mimicry, Mymetics has been able to engineer and produce for pre-clinical trials gp41 proteins capable of eliciting neutralizing antibodies against primary HIV-1 strains. The Company has also designed specific therapeutic molecules that have the potential to prevent and/or delay the disease. Mymetics' platform technology can also be applied to other retrovirus-related diseases that involve similar mimicries, including certain oncoviruses often associated with human leukemia. For more information, please visit Mymetics' Web site at http://www.mymetics.com/ .

Forward-Looking Statements
Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements" that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or

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implied by such forward-looking statements. See the company's Form 10-K for the year ended December 31, 2003 and its Form 10-Q for the quarter ended September 30, 2004 for a discussion of such risks, uncertainties, and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future.


CONTACT: Ernest Luebke, CFO, Mymetics Corp.,
         +41-22-363-1310, eluebke@mymetics.com

Web site: http://www.mymetics.com/


SOURCE Mymetics Corporation